EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Genomic Health, Inc. for the registration of 13,650,835 shares of its common stock and to the incorporation by reference therein of our reports dated March 9, 2016, with respect to the consolidated financial statements and schedule of Genomic Health, Inc., and the effectiveness of internal control over financial reporting of Genomic Health, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Redwood City, California
August 11, 2016